July 29, 2025

Matthew Kirk

Dear Matthew:

We are pleased to extend this invitation to you to join AXIS Specialty U.S. Services, Inc (“AXIS”). This letter, along with the enclosures, contains our complete offer of employment to you. Reporting to Vince Tizzio – President and CEO, you will join AXIS in our New York, NY office on November 1, 2025, or such other date as otherwise may be mutually agreed by the parties. You will assume the CFO role on a date to be mutually agreed, but in any case, not later than April 1, 2026, and will initially serve as a Special Advisor to the CEO. Your annual salary will be $750,000, paid semi-monthly.

Your annual incentive bonus target level is 130% of your annual salary. Beginning in 2026, you are eligible to participate in the incentive bonus plan (with such bonus to be payable in Q1 2027). Our annual incentive bonus plan is discretionary; bonus awards are based on company, segment, and individual performance. Bonuses are typically paid early in the year following the year of performance. In order to receive any bonus, you must be employed by AXIS on the date the bonuses are paid.

Your annual equity target will be valued at $1,650,000. Any award granted with respect to this target will vest according to the terms set forth in your Annual Award Agreement. The award you receive under the long-term equity plan is discretionary, based on Company and individual performance. The form and mix of equity awarded to you will align with similar situated employees and your level in the organization.

In addition, you will receive a one-time special acceptance cash bonus of $1,060,000 payable within the first month of employment. If your employment at AXIS is terminated voluntarily by you or involuntarily for cause by the Company within the first year of employment, you will be required to reimburse this special acceptance bonus, net of applicable withholdings, to AXIS. All the compensation described in this letter will be subject to applicable withholdings.

You will receive a sign on replacement equity grant valued at $585,000. The number of shares granted will be based on the closing share price of AXS as of your hire date. Note that awards are generally effective on the first day of the month following the day of hire and will vest in three equal installments on the first, second and third anniversary of the effective date per your Award Agreement.

You will be eligible to participate in our benefit programs, which include Medical, Dental, Vision, Life, Disability, 401K Plan, Commuter and Flexible Spending Account plans. Your annual vacation accrual will be 20 days. Please reference the Employee Handbook for additional information on your paid time off, which includes vacation, personal and sick days.

The terms contained in this letter are conditional upon your being entitled to live and work legally in the United States. After you accept our offer, you will need to complete the I-9 verification process through Sterling, as required by law, on or before your first day of employment. You must provide Sterling with adequate documentation stating your identity according to the Service employment eligibility requirements described in Form I-9 of the U.S. Citizenship and Immigration Services.

This offer is contingent upon the completion of a background check that AXIS considers satisfactory. If you accept our offer, and any part of the screening process proves unsatisfactory to AXIS, we reserve the right to rescind any outstanding offer of employment or terminate your employment without notice or severance.

Except to the extent that you elect to participate in the AXIS Executive Severance Plan, employment at AXIS is “at will,” which means you or AXIS can terminate the employment relationship at any time, with or without prior notice, and for any reason not prohibited by law. Your title, position and rate of pay can be changed at the discretion of AXIS.

As a condition of your employment with us, we want to make sure that you understand our position regarding confidential information that you may have acquired from any prior employer. AXIS prohibits you from bringing to work or otherwise utilizing any confidential information or trade secrets, whether in written or electronic form, that you obtained from any prior employer. Just as AXIS will expect you to protect its confidential information and trade secrets, you should not use any confidential information acquired from other businesses or created by you while working for any prior employer in connection with your work with AXIS.

To accept our offer and as a condition of employment, we ask that you please sign and return this letter by August 8, 2025.

Matthew, we are very enthusiastic for you to join AXIS and we look forward to a mutually rewarding working relationship. We hope to offer you opportunities that challenge and reward you.

Sincerely,

Accepted and Agreed:

/s/ Lisa Pariot

Lisa Pariot, Chief People Officer

/s/ Matthew Kirk

Matthew Kirk